UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2024 (December 18, 2024)

Nano Nuclear Energy Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42044	88-0861977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Times Square, 30th Floor

New York, New York 10018

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 634-9206

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	NNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On December 18, 2024, Nano Nuclear Energy Inc., a Nevada corporation (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Ultra Safe Nuclear Corporation, a Delaware corporation, Ultra Safe Nuclear Corporation – Technologies, a Washington corporation, USNC Holdings, LLC, a Washington limited liability company, Global First Power Limited, a Canadian corporation, and USNC-Power, Ltd., a British Columbia corporation (collectively, “Sellers”), pursuant to which, subject to the terms and conditions set forth in the APA, the Company agreed to acquire certain assets of Sellers on an as-is, where-is basis, relating to Sellers’ micro modular nuclear reactor business marketed as a MMR Energy System, and transportable fission power system technology business marketed as a Pylon Transportable Reactor Platform, including certain contracts, intellectual property rights, demonstration projects and the equity interests of two non-U.S. entities (collectively, the “Assets”), free and clear of any liens other than certain specified liabilities of Sellers that are being assumed (collectively, the “Liabilities” and such acquisition of the Assets and assumption of the Liabilities together, the “Transaction”) for a total purchase price of $8,500,000 in cash (the “Purchase Price”).

Sellers are debtors in a voluntary Chapter 11 case before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which commenced on October 29, 2024. The Company participated in an auction conducted by Sellers on December 12, 2024 for the sale of Sellers’ assets (the “Auction”) and was selected as the winning bidder with respect to the Assets.

Prior to entering into the APA, in connection with the Auction, the Company delivered a total cash payment of $3,560,000 as a deposit towards the Purchase Price, of which only $850,000 is subject to potential forfeiture in the event of a termination of the APA for the Company’s material breach.

The APA contains customary representations, warranties and covenants of the parties for a transaction involving the acquisition of assets from a debtor in bankruptcy, including the condition that the Bankruptcy Court enter an order authorizing and approving the Transaction, which sale order was entered by the Bankruptcy Court on December 19, 2024. The APA contains certain termination rights for both the Company and Sellers, including the right to terminate the APA if the Transaction is not consummated by January 25, 2025. The Company currently expects the consummation of the Transaction to occur in the very near future.

The foregoing summary of the APA is not complete and is qualified in its entirety by reference to the full text of the APA, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The representations, warranties and covenants set forth in the APA have been made only for purposes of the APA and solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the APA instead of establishing these matters as facts. In addition, information regarding the subject matter of the representations and warranties made in the APA may change after the date of the APA. Accordingly, the APA is included with this Current Report on Form 8-K only to provide investors with information regarding its terms and not to provide investors with any other factual information regarding the Company, its subsidiaries, the Assets or Liabilities, or the Company’s or its subsidiaries’ respective businesses as of the date of the APA or as of any other date.

Item 7.01 Regulation FD

On December 24, 2024, the Company issued a press release announcing the signing of the APA. A copy of such release is furnished hereto as Exhibit 99.1.

Item 8.01 Other Events.

In the Auction, the Company submitted a bid for the acquisition of substantially all of the assets of Sellers, including their fuel business and their technology assets marketed as EmberCore and Nuclear Thermal Propulsion (NTP) (such assets other than the Assets, the “Other Assets”), and was selected as the back-up bidder for the Other Assets in the Auction. In the event that the winning bidder of the Other Assets in the Auction fails to consummate such acquisition, the Company will be required to acquire all such Other Assets in addition to the Assets for a total purchase price, inclusive of the $8,500,000 for the Assets, of $36,190,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Asset Purchase Agreement, dated December 18, 2024, between Sellers and the Company*
99.1	Press Release, dated December 24, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*In accordance with Item 601(a)(5) of Regulation S-K, certain schedules or similar attachments to this exhibit have been omitted from this filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2024	NANO Nuclear Energy Inc.

	By:	/s/ James Walker
	Name:	James Walker
	Title:	Chief Executive Officer